EXHITBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of May 20, 2015

among

NOVAMEX ENERGY INC.,

A Nevada Corporation

and

NOVAMEX ACQUISITION, INC.

A Nevada Corporation

and

RIO BRAVO OILFIELD SERVICES, INC.,

A Texas Corporation

and

GORDON PAYNE

JACKSON PAYNE

COLEMAN PAYNE

Stockholders of Rio Bravo Oilfield Services, Inc.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2015, among NOVAMEX ENERGY INC., a Nevada corporation ("Novamex"), NOVAMEX ACQUISITION, INC., a Nevada corporation ("Merger Sub") RIO BRAVO OILFIELD SERVICES, INC., a Texas corporation ("Rio Bravo U.S." or “Company”), and the stockholders of Rio Bravo U.S. (the "Stockholders" or "Rio Bravo U.S. Stockholders").

RECITALS

WHEREAS, Novamex is a publicly-owned Nevada corporation with 16,834,415 shares of common stock, par value $0.001 per share, issued and outstanding (the "Novamex Common Stock") and is quoted on the OTCQB market under the symbol ("NGLE"); and

WHEREAS, Merger Sub is the wholly-owned subsidiary of Novamex; and

WHEREAS, the Rio Bravo U.S. Stockholders listed on Schedule I hereto own all of the issued and outstanding stock of Rio Bravo U.S. (the "Rio Bravo U.S. Stock"); and

WHEREAS, the Parties desire that Merger Sub merge with and into Rio Bravo U.S., with Rio Bravo U.S. surviving that merger, on the terms and conditions set forth herein (the "Merger"); and

WHEREAS, the board of directors of Rio Bravo U.S. has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Rio Bravo U.S. and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of Rio Bravo U.S. in accordance with applicable Nevada law (the "NRS"); and

WHEREAS, the respective boards of directors of Novamex and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Novamex, Merger Sub and their respective stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time (as defined below), (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the NRS as the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation").

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10 a.m., Central time, no later than two (2) business days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Novamex, or at such other time or on such other date or at such other place as the Company and Novamex may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section 1.3 Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, Novamex will deliver or cause to be delivered to the Rio Bravo U.S. Stockholders (i) duly executed certificates representing 10,500,000 duly authorized, validly issued, fully paid and nonassessable shares of Series A Preferred Stock of Novamex, (the "Merger Consideration"), in exchange for 100% of the issued and outstanding Rio Bravo U.S. Stock. The Series A Preferred Stock of Novamex is voting stock. Certificates representing the Rio Bravo U.S. Stock will be delivered to Novamex at Closing, together with duly completed and executed Letters of Transmittal, in the form provided to the Stockholders by Novamex prior to the Closing.

Section 1.4 Adjustment of the Merger Consideration. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Novamex shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration shall be appropriately adjusted to reflect such change.

Section 1.5 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Novamex and Merger Sub shall cause articles of merger ( "Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Company and Novamex in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the "Effective Time").

Section 1.6 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.7 Articles of Incorporation; By-laws. At the Effective Time, (a) the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 1.8 Director and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 1.9 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Novamex, Merger Sub, the Company or any Stockholder:

(a) Shares of Rio Bravo U.S. Stock that are owned by Novamex, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each share of Rio Bravo U.S. Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with the preceding subsection (a), and (ii) dissenters’ shares) shall be converted into the right to receive a pro rata portion of the Merger Consideration, together with any amounts that may become payable in respect of such share in the future from the Escrowed Consideration (as defined below) as provided in this Agreement and the Escrow Agreement (as defined below), at the respective times and subject to the contingencies specified herein and therein.

(c) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.10 Dissenting Shares. Shares of Rio Bravo U.S. Stock issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 1.9(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with the NRS shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by the NRS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to the NRS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the NRS, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest thereon. The Company shall provide Novamex prompt written notice of any demands received by the Company for appraisal, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NRS that relates to such demand, and Novamex shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Novamex, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. Notwithstanding the foregoing, each of the Stockholders hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have by virtue of ownership of the Rio Bravo U.S. Stock.

Section 1.11 Surrender and Payment.

(a) At the Effective Time, all shares of Rio Bravo U.S. Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares (each, a "Certificate") shall cease to have any rights as a stockholder of the Company.

(b) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Novamex any transfer or other tax required as a result of such payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Novamex that such tax has been paid or is not payable.

(c) Novamex shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by Stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) shall become, to the extent permitted by applicable law, the property of Novamex free and clear of any claims or interest of any person previously entitled thereto.

Section 1.12 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Rio Bravo U.S. Stock formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of such shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I and elsewhere in this Agreement.

Section 1.13 Withholding Rights. Each of Novamex, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of tax laws or regulations. To the extent that amounts are so deducted and withheld by the Novamex, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the Novamex, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 1.14 Transfer Restrictions; Legend.

(a) The shares of Novamex Series A Preferred Stock to be issued to the Rio Bravo U.S. Stockholders as Merger Consideration pursuant to Section 1.3 hereof will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), on the Closing Date and may not be transferred, sold or otherwise disposed of by any Rio Bravo U.S. Stockholder except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.

(b) Each certificate representing shares of Novamex Series A Preferred Stock, or Novamex Common Stock issued by Novamex upon conversion thereof, and delivered by Novamex to the Rio Bravo U.S. Stockholders in accordance with Section 1.3 shall bear the following or similar legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Article II

CLOSING DELIVERABLES

Section 2.1 Closing Deliverables.

(a) At or prior to the Closing, the Company and the Stockholders shall deliver to Novamex the following:

(i) Certificates representing the Rio Bravo U.S. Stock, together with duly completed and executed Letters of Transmittal, in the form provided to the Stockholders by Novamex prior to the Closing;

(ii) the Escrow Agreement (as defined below) duly executed by the Stockholders, together with stock powers, duly executed in blank, as to the Escrowed Consideration;

(iii) a Voting Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”) duly executed by the Stockholders;

(iv) resignations of the directors and officers of the Company;

(v) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Article VII have been satisfied;

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the ancillary documents to be delivered pursuant hereto (the "Ancillary Documents") and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(viii) good standing certificates (or their equivalent) from the secretary of state or similar governmental authority of the jurisdictions in which the Company is organized and is qualified to do business; and

(ix) such other documents or instruments as Novamex reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Novamex shall deliver to the Company (or such other person as may be specified herein) the following:

(i) to the Stockholders, duly executed certificates representing an aggregate of 8,500,000 duly authorized, validly issued, fully paid and nonassessable shares of Series A Preferred Stock of Novamex, registered in the names of the Stockholders and representing the respective numbers of shares set forth on Schedule I;

(ii) the Escrow Agreement duly executed by Novamex;

(iii) to the Escrow Agent, duly executed certificates representing 2,000,000 duly authorized, validly issued, fully paid and nonassessable shares of Series A Preferred Stock of Novamex, registered in the names of the Stockholders and representing the respective numbers of shares set forth on Schedule I (the "Escrowed Consideration");

(iv) the Voting Agreement, duly executed by Novamex and Excellere Capital Group;

(v) a certificate, dated the Closing Date and signed by a duly authorized officer of Novamex, that each of the conditions set forth in Section 7.1 have been satisfied;

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Novamex and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Novamex and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Novamex and Merger Sub certifying the names and signatures of the officers of Novamex and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(viii) such other documents and instruments as the Company may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.2 Lost Certificates. In the event that any certificate representing Rio Bravo U.S. Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Novamex, the posting by such person of a bond in such reasonable amount as Novamex may direct as indemnity against any claim that may be made against it with respect to such certificate, Novamex shall, in respect of such lost, stolen or destroyed certificate, issue or cause to be issued the number of shares of Novamex Series A Preferred Stock deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF
THE RIO BRAVO U.S. STOCKHOLDERS

Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by the Stockholders or the Company to Novamex prior to the execution of this Agreement (the "Rio Bravo U.S. Disclosure Schedule"), the Rio Bravo U.S. Stockholders, jointly and severally, represent and warrant to Novamex as follows:

Section 3.1 Organization. Rio Bravo U.S. and each of its Subsidiaries (as hereinafter defined), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Rio Bravo U.S. Material Adverse Effect (as hereinafter defined). Rio Bravo U.S. and each of its Subsidiaries, if any, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Rio Bravo U.S. Material Adverse Effect. True, accurate and complete copies of the Rio Bravo U.S.'s Certificate of Formation and By-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Novamex. All such organizational documents are in full force and effect and neither Rio Bravo U.S. nor any of its Subsidiaries is in violation of such organizational documents. As used in this Agreement, any reference to any event, change or effect having a "Rio Bravo U.S. Material Adverse Effect" means such event, change or effect is, or is likely to be, materially adverse to (a) the business, properties, financial condition or results of operations of Rio Bravo U.S. and its Subsidiaries, taken as a whole, or (b) the ability of the Rio Bravo U.S. to consummate the transactions contemplated hereby. As used in this Agreement, "Subsidiary", as to any person, means any corporation, partnership, limitedliability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such person.

Section 3.2 Capitalization.

(a) Capitalization of Rio Bravo U.S. As of the date hereof, the entire authorized capital stock of Rio Bravo U.S. consists of: one thousand (1,000) shares of Rio Bravo U.S. Common Stock, of which one thousand (1,000) shares are validly issued and outstanding, fully paid and nonassessable, and no shares are held in treasury. All of the outstanding shares of the Rio Bravo U.S.'s capital stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights or Liens (as defined below) in respect thereto. Except as otherwise disclosed, there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character binding on Rio Bravo U.S. or the Stockholders with respect to the issued or unissued capital stock of Rio Bravo U.S. or obligating Rio Bravo U.S. or the Stockholders to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of, or other equity interests in, Rio Bravo U.S. or securities convertible into or exchangeable for such shares, or equity interests, or obligating Rio Bravo U.S. to grant, extend or enter into any such option, warrant, call, right, commitment or other agreement. There are no contractual obligations of Rio Bravo U.S. to repurchase, redeem or otherwise acquire any shares of capital stock of Rio Bravo U.S. After the date hereof, no additional shares of Rio Bravo U.S. Common Stock will have been issued. Except as otherwise disclosed, there are no voting trusts, proxies or other agreements or understandings to which Rio Bravo U.S. or any Stockholder is a party or is bound with respect to voting any shares of capital stock of Rio Bravo U.S.

(b) Subsidiaries of Rio Bravo U.S. Section 3.2(b) of the Rio Bravo U.S. Disclosure Schedule sets forth the name of each Subsidiary of Rio Bravo U.S. and any other corporation, partnership, joint venture or other entity in which Rio Bravo U.S. directly or indirectly owns any equity or other ownership interest (an "Other Entity") if any, the number of authorized, issued and outstanding shares of each Subsidiary of Rio Bravo U.S. and Other Entity, the name of the record and beneficial owner of such shares and the jurisdiction of organization for each Subsidiary of Rio Bravo U.S. and the Other Entity. All the outstanding shares of capital stock of each such Subsidiary are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except as otherwise disclosed, all outstanding shares of capital stock of each such Subsidiary and Other Entity are owned beneficially and of record by Rio Bravo U.S. or one of its other Subsidiaries free and clear of any lien, encumbrance, security interest, mortgage, pledge, charge, claim, option, right of first refusal or call, or restriction of any kind ("Liens"). Except as otherwise disclosed, there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any such Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any such Subsidiary.

Section 3.3 Authority. Rio Bravo U.S. has the requisite corporate power and corporate authority have the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Rio Bravo U.S. and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rio Bravo U.S., and no other corporate proceedings on the part of Rio Bravo U.S. are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Rio Bravo U.S. and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Rio Bravo U.S., enforceable against Rio Bravo U.S. in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable laws, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, the OTCQB market, filings under state securities or "blue sky" laws, filings required under the corporation laws of the states of Texas and Nevada, and except as otherwise disclosed, the execution, delivery or performance of this Agreement by Rio Bravo U.S., the consummation by Rio Bravo U.S. of the transactions contemplated hereby and compliance by Rio Bravo U.S. with any of the provisions hereof shall not (a) conflict with or result in any breach of any provisions of the organizational documents of Rio Bravo U.S. or of any of its Subsidiaries, (b) require any filing by Rio Bravo U.S. or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by Rio Bravo U.S. or any of its Subsidiaries of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Rio Bravo U.S. Material Adverse Effect), (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time, or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement (collectively, "Contracts") to which Rio Bravo U.S. or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction or decree, or any material statute, ordinance, rule or regulation, applicable to Rio Bravo U.S. or any of its Subsidiaries, except for violations of such orders, writs, injunctions or decrees which would not have a Rio Bravo U.S. Material Adverse Effect.

Section 3.5 Financial Statements. Rio Bravo U.S. has provided a copy of the audited consolidated balance sheets of Rio Bravo U.S. as of December 31, 2014 (the "Balance Sheet"), December 31, 2013 and December 31, 2012 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the fiscal years ended on such dates, and the notes and schedules thereto, certified by the chief financial officer of Rio Bravo U.S. (the "Annual Financial Statements"). The Annual Financial Statements fairly present in all material respects the consolidated financial condition of Rio Bravo U.S. and its Subsidiaries as of their respective dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended, and have all been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, except as disclosed therein.

Section 3.6 Legal Proceedings. Except as otherwise disclosed, no material litigation, investigation of which Rio Bravo U.S. has knowledge or proceeding of or before any arbitrator or Governmental Entity has been commenced and is pending or, to the knowledge of Rio Bravo U.S., is threatened by or against Rio Bravo U.S. or any of its Subsidiaries or against any of their respective properties or assets. Except as otherwise disclosed, there is no material judgment, injunction, decree, order or other determination of an arbitrator or Governmental Entity currently applicable to Rio Bravo U.S. or any of its Subsidiaries or any of their respective properties or assets.

Section 3.7 Absence of Undisclosed Liabilities. There are no liabilities of Rio Bravo U.S. or any of its Subsidiaries (absolute, accrued, contingent or otherwise) which are of the type required by GAAP to be reflected or reserved against on the Balance Sheet, other than (a) liabilities (i) fully reflected or reserved against on the Balance Sheet or (ii) incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and (b) liabilities as otherwise disclosed by Rio Bravo U.S.

Section 3.8 Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as otherwise disclosed, since the date of the Balance Sheet to the date hereof, Rio Bravo U.S. and each of its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, and there has not been any change or development, or combination of changes or developments, which has had a Rio Bravo U.S. Material Adverse Effect. Without limiting the generality of the foregoing, except as otherwise disclosed, except for those actions after the date of this Agreement permitted by this Agreement and except as entered into or effected in the ordinary course consistent with past practice, neither Rio Bravo U.S. nor any of its Subsidiaries has since the date of the Balance Sheet:

(i) incurred any material damage, destruction or loss;

(ii) made any material changes in its customary methods of operations, including, without limitation, its marketing;

(iii) increased the compensation or benefits payable by it to its employees generally except for increases in compensation or benefits in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Rio Bravo U.S. or such Subsidiary;

(iv) made any payment or distribution to any affiliate, including, without limitation, any repayment of any Indebtedness (as hereinafter defined), except for (A) payments or distributions by a wholly owned Subsidiary of Rio Bravo U.S. to Rio Bravo U.S. or another wholly owned Subsidiary of Rio Bravo U.S., (B) payments of cash dividends to the Stockholders as to the Rio Bravo U.S. Stock to defray accrued income tax liability in respect of the ownership of such shares in a manner consistent with past practice and as disclosed on the Rio Bravo U.S. Disclosure Schedule and (C) salary payments to officers, directors and consultants;

(v) merged or consolidated with, or acquired an interest having a value in excess of $10,000 in, any person;

(vi) entered into any material joint venture, partnership or other similar arrangement with any person;

(vii) terminated, discontinued, closed or disposed of any material facility or any material business operation;

(viii) issued, sold or redeemed any capital stock, notes, bonds or other securities, or any option, warrant, stock appreciation right or other right to acquire the same;

(ix) declared or paid any dividends or other distributions in respect of its capital stock (except for (i) declarations and payments of dividends or other distributions by a wholly owned Subsidiary of Rio Bravo U.S. to Rio Bravo U.S. or another wholly owned Subsidiary of Rio Bravo U.S. and (ii) as set forth above in subsection (iv));

(x) amended, terminated, cancelled or compromised any undisputed material claims;

(xi) allowed any of its material Permits (as hereinafter defined) to lapse or terminate or failed to renew any of its material Permits;

(xii) amended or modified, in any material respect, or consented to the early termination of, any material Contract;

(xiii) amended its Certificate of Formation or By-laws;

(xiv) made any change in the financial or accounting practices or policies customarily followed by it (other than changes required by GAAP) or made any material election with respect to Taxes (as hereinafter defined);

(xv) entered into any material Contract or other material transaction; or

(xvi) agreed in writing or otherwise to do any of the foregoing.

Section 3.9 Contracts.

(a) Rio Bravo U.S. has disclosed each of the following Contracts to which Rio Bravo U.S. or any of its Subsidiaries is a party or by or to which Rio Bravo U.S. or any of its Subsidiaries or any of their respective assets or properties is bound or subject, in each case as of the date hereof:

(i) agreements, other than corporate customer agreements, involving at least $10,000 of obligations or benefits;

(ii) customer agreements with the ten (10) largest customers;

(iii) material agreements between Rio Bravo U.S. or any of its Subsidiaries, on the one hand, and a customer, vendor or supplier, on the other hand;

(iv) agreements (including written settlement agreements) currently in effect pursuant to which Rio Bravo U.S. or any of its Subsidiaries licenses the right to use any Intellectual Property (as hereinafter defined) to any person or from any person (indicating which of Rio Bravo U.S. or its Subsidiaries is currently party to such agreement);

(v) agreements with any committee or organization of, or representing, customers;

(vi) employment, severance and consulting agreements with any current or former director, officer or employee which provide for continuing obligations on the part of Rio Bravo U.S. or any of its Subsidiaries;

(vii) agreements with any labor union or similar association representing any employee;

(viii) agreements for the sale or lease (as lessor) by Rio Bravo U.S. or any of its Subsidiaries of any assets or properties (other than automobiles) in excess of $10,000 per agreement;

(ix) agreements relating to the acquisition or lease (as lessee) by the Rio Bravo U.S. or any of its Subsidiaries of any assets or properties in excess of $10,000 per agreement;

(x) agreements relating to the disposition or acquisition of any ownership interest in any person with a book value of $10,000 or more;

(xi) joint venture, partnership or similar agreements;

(xii) agreements that materially limit or purport to materially limit the ability of Rio Bravo U.S. or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area or during any period of time;

(xiii) agreements relating to the incurrence of more than $10,000 of Indebtedness by Rio Bravo U.S. or any of its Subsidiaries or restricting the ability of Rio Bravo U.S. or any of its Subsidiaries to incur Indebtedness;

(xiv) agreements relating to any Guarantee Obligations (as hereinafter defined) of Rio Bravo U.S. or any of its Subsidiaries involving more than $10,000 (other than indemnities made in the ordinary course of business which are not material to Rio Bravo U.S. and its Subsidiaries taken as a whole);

(xv) agreements relating to the making of any loan or advance by Rio Bravo U.S. or any of its Subsidiaries other than (x) loans among Rio Bravo U.S. and its wholly owned Subsidiaries and (y) those made in the ordinary course of business which are not in excess of $10,000;

(xvi) agreements providing for the indemnification by Rio Bravo U.S. or any of its Subsidiaries to any person except those entered into in the ordinary course of business which are not material to Rio Bravo U.S. and its Subsidiaries taken as a whole;

(xvii) agreements with any Governmental Entity except those entered into in the ordinary course of business which are not material to Rio Bravo U.S. and its Subsidiaries taken as a whole and other than tax audit agreements; and

(xviii) other material Contracts.

(b) There have been delivered or made available, or will be made available to Novamex true and complete copies of all of the written agreements listed in Section 3.9 and a written summary of all of the oral agreements, if any, listed in Section 3.9. Each material Contract to which Rio Bravo U.S. or any of its Subsidiaries is a party or by or to which Rio Bravo U.S. or any of its Subsidiaries or any of their respective assets or properties is bound or subject is in full force and effect and constitutes a legal, valid and binding obligation of Rio Bravo U.S. or one of its Subsidiaries, as the case may be, and, to the knowledge of Rio Bravo U.S., is enforceable against Rio Bravo U.S. or one of its Subsidiaries, as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither Rio Bravo U.S. nor any of its Subsidiaries has received any written notice (x) that any such material Contract is not enforceable against any party thereto or (y) of early termination or intention to early terminate from any other party to any such material Contract. Except as otherwise disclosed, neither Rio Bravo U.S. or any of its Subsidiaries nor, to the knowledge of Rio Bravo U.S., any other party to any such material Contract is in material breach of or material default under any such material Contract.

(c) As used in this Agreement, "Indebtedness" means, as to any person (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such person in respect of acceptances issued or created for the account of such person and (d) all liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof. As used in this Agreement, "Guarantee Obligation" means any obligation of (a) the guaranteeing person or (b) another person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any debt, leases, dividends or other obligations (the "primary obligations") of any other third person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of securing the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

Section 3.10 Properties.

(a) Rio Bravo U.S. has disclosed all real estate owned, and all material real estate leased, by Rio Bravo U.S. or any of its Subsidiaries (except any thereof first acquired or leased after the date hereof as permitted by Section 6.1 hereof). Each of Rio Bravo U.S. and its Subsidiaries has good record and marketable title in fee simple to all material real estate owned by it, and has valid leasehold interests in all material real estate leased by it, in each case, free and clear of all Liens except for Permitted Liens (as hereinafter defined) or as otherwise disclosed. The current use of such material owned and leased real estate by Rio Bravo U.S. or any of its Subsidiaries does not violate in any material respect the certificate of occupancy thereof or any material local zoning or similar land use or government regulations.

(b) Rio Bravo U.S. and its Subsidiaries have good and valid title to all material assets (other than the real property which is represented and warranted in paragraph (a) above) shown on the Balance Sheet or acquired since the date of the Balance Sheet in the ordinary course of business, in each case free and clear of all Liens except for Permitted Liens or as otherwise disclosed. There is no material defect in the normal operating condition and repair of the equipment owned or leased by Rio Bravo U.S. and its Subsidiaries.

(c) As used in this Agreement, "Permitted Liens" means (i) Liens shown on the Balance Sheet as securing specified liabilities or obligations as to which no default exists, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, or which are being contested in good faith by appropriate proceedings, (iii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (for which adequate reserves have been made in the Balance Sheet), (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security, retirement and other similar legislation for sums not yet due and payable, (v) Liens permitted to be incurred on and after the date hereof in accordance with Section 6.1 hereof, (vi) leases to third parties, and (vii) other imperfections of title or encumbrances, which, individually or in the aggregate, would not materially detract from the value of the property or asset to which it relates or materially impair the ability of Novamex or Rio Bravo U.S. to use the property or asset to which it relates in substantially the same manner as it was used by Rio Bravo U.S. prior to the Closing Date.

Section 3.11 Intellectual Property.

(a) Except as otherwise disclosed, Rio Bravo U.S. or one of its Subsidiaries owns or has the right to use, sell or license the Intellectual Property (as hereinafter defined), free and clear of all Liens. Rio Bravo U.S. has disclosed a complete and accurate list of all material federal, state and foreign patents and patent applications, trademark or service mark applications and registrations and copyright registrations and applications, each as owned by Rio Bravo U.S. or one of its Subsidiaries (indicating which of Rio Bravo U.S. and its Subsidiaries owns such rights). Except as otherwise disclosed, either Rio Bravo U.S. or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration. As used in this Agreement, "Intellectual Property" means all material intellectual property rights used in the business of Rio Bravo U.S. or any of its Subsidiaries as currently conducted, including, without limitation, all patents and patent applications; trademarks, trademark registrations and applications; trade names; service marks and service mark registrations and applications; copyrights and copyright registrations and applications; computer programs; technology, know-how, trade secrets, proprietary processes and formulae.

(b) The material registrations disclosed, if any, are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. Unless otherwise indicated, the material registrations and applications otherwise disclosed have not lapsed, expired or been abandoned, and no material application or registration therefor is the subject of any pending, existing or, to the knowledge of Rio Bravo U.S., threatened opposition, interference or cancellation proceeding before any registration authority in any jurisdiction.

(c) Except as otherwise disclosed, (i) the conduct of the businesses of Rio Bravo U.S. and its Subsidiaries does not infringe upon any proprietary right owned or controlled by any third party in a manner likely to result in a material liability to Rio Bravo U.S. or any of its Subsidiaries and (ii) there are no claims or suits pending or, to the knowledge of Rio Bravo U.S., threatened, and neither Rio Bravo U.S. nor any of its Subsidiaries has received any notice of a claim or suit (A) alleging that Rio Bravo U.S.'s or any of its Subsidiaries' activities or the conduct of their business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (B) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(d) Except as otherwise disclosed, to the knowledge of Rio Bravo U.S., no third party is infringing upon any Intellectual Property owned or controlled by Rio Bravo U.S. or any of its Subsidiaries and no such claims have been made by Rio Bravo U.S. or any of its Subsidiaries.

(e) Except as otherwise disclosed, to the knowledge of Rio Bravo U.S., there are no judgments or orders which restrict Rio Bravo U.S.'s or any of its Subsidiaries' rights to use any Intellectual Property, and no concurrent use or other agreements (aside from license and other like agreements) which restrict Rio Bravo U.S.'s or any of its Subsidiaries' rights to use any Intellectual Property owned by Rio Bravo U.S. and its Subsidiaries.

(f) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Rio Bravo U.S.'s or any of its Subsidiaries' right to own or use any of the Intellectual Property nor will it require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

Section 3.12 Employee Benefits; ERISA.

(a) Rio Bravo U.S. has disclosed a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, change-in-control, termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, if any, sponsored, maintained or contributed to or required to be contributed to by Rio Bravo U.S., any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Rio Bravo U.S. would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of Rio Bravo U.S., any of its Subsidiaries or any ERISA Affiliate (the "Plans"). The Plans that are "employee welfare benefit plans," or "employee pension benefit plans" as such terms are defined in Sections 3(1) and 3(2) of ERISA are hereinafter referred to collectively as the "ERISA Plans". None of Rio Bravo U.S., any of its Subsidiaries, or any ERISA Affiliate has any commitment to create any additional Plan or, except as contemplated by Section 6.12(b) hereof, modify or change any existing Plan that would affect any employee or former employee of Rio Bravo U.S., any of its Subsidiaries or any ERISA Affiliate except to the extent that any such creation, modification or change is, individually or in the aggregate, not likely to result in a material liability of Rio Bravo U.S. or any of its Subsidiaries.

(b) With respect to each of the Plans, if applicable, Rio Bravo U.S. has heretofore delivered or made available, or will make available to Novamex true, correct and complete copies of each of the following documents:

(i) the Plan documents (including all amendments thereto) for each written Plan;

(ii) the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement for which such a report was filed; and

(iii) the actuarial report, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement.

(c) No liability under Title IV of ERISA has been incurred by Rio Bravo U.S., any of its Subsidiaries or any ERISA Affiliate since its inception that has not been satisfied in full, and no condition exists that presents a material risk to Rio Bravo U.S., any of its Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title.

(d) None of Rio Bravo U.S., any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the knowledge of Rio Bravo U.S., any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which Rio Bravo U.S., any of its Subsidiaries or any ERISA Affiliate could reasonably be expected to be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

(f) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the "IRS") stating that it is so qualified or has applied to the IRS for such a determination and, to the knowledge of Rio Bravo U.S., no event has occurred that will or is likely to give rise to disqualification of any such Plan or trust created thereunder.

(g) Except as otherwise disclosed, no amounts payable under the Plans or any other contract, agreement or arrangement to which Rio Bravo U.S., any of its Subsidiaries or any ERISA Affiliate is likely, as a result of the transactions contemplated hereby, to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h) Except as otherwise disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Rio Bravo U.S., any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(i) All Plans covering foreign employees of Rio Bravo U.S. or the Subsidiaries comply in all material respects with applicable local law. Rio Bravo U.S. and the Subsidiaries have no material unfunded liabilities with respect to any pension plan which covers foreign employees.

Section 3.13 Taxes. Except as otherwise disclosed:

(a) Giving effect to all extensions obtained, each of Rio Bravo U.S. and its Subsidiaries has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all Tax Returns (as hereinafter defined) required to be filed by it, and all such Tax Returns are true, correct and complete in all respects and (ii) timely paid (or there has been paid on its behalf) all Taxes, due or claimed to be due from it by any taxing authority, except for Taxes which are being contested in good faith by appropriate proceedings (for which adequate reserves determined in accordance with GAAP have been made in the Balance Sheet);

(b) The reserves for Taxes (determined in accordance with GAAP), if any, reflected in the Annual Financial Statements are adequate for the payment of all Taxes incurred or which may be incurred by Rio Bravo U.S. and its Subsidiaries through the date thereof. Since the date of the Annual Financial Statements, none of Rio Bravo U.S. or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business;

(c) None of Rio Bravo U.S. or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or allocation agreement, Tax indemnification agreement or similar contract or arrangement;

(d) No power of attorney has been granted by or with respect to Rio Bravo U.S. or any of its Subsidiaries with respect to any matter relating to Taxes;

(e) None of Rio Bravo U.S. or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Rio Bravo U.S. or any of its Subsidiaries;

 (f) Rio Bravo U.S. has made no excess parachute payments under Section 280G of the Code.

(g) Rio Bravo U.S.’s assets are not subject to the alternative depreciation system or constitute tax exempt use property under Section 168(g) and (h) of the Code;

(h) There are no liens for Taxes on the assets of Rio Bravo U.S. and the Subsidiary (and the stock of such entities), other than taxes that are not due and payable;

(i) Rio Bravo U.S. (x) has timely filed all Tax returns due in each jurisdiction where it is required to do so; (y) has timely filed all property Tax returns and renditions due with respect to its owned and leased property, and except for such assets which are collectively immaterial such returns do not neglect to include or exclude taxable property;

(j) There are no open Tax years for Rio Bravo U.S. and its Subsidiaries in any taxing jurisdiction except as stated upon or pursuant to a schedule to this Section 3.13; no waiver or extension of the statute of limitations with respect to the filing of any tax return or the payment of any Tax of Rio Bravo U.S. and its Subsidiaries is in effect; there are no threatened or known Tax audits or Tax contests pending or ongoing with respect to Rio Bravo U.S. and its Subsidiaries; Rio Bravo U.S. and its Subsidiaries are not subject to any known or pending adjustments to their taxable income for changes in accounting methods, lifo accounting methods, ruling requests, closing agreements and comparable matters;

(k) Rio Bravo U.S. and its Subsidiaries have not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Rio Bravo U.S. or any of its Subsidiaries been distributed in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger and other transactions contemplated by this Agreement;

(l) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

Section 3.14 Environmental Laws.

(a) Except as otherwise disclosed, (i) Rio Bravo U.S. and its Subsidiaries have complied with, and are currently in compliance with, all applicable Environmental Laws (as hereinafter defined); (ii) the properties presently or, to the knowledge of Rio Bravo U.S., formerly owned or operated by Rio Bravo U.S. or its Subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Real Properties") do not contain any Hazardous Substance (as hereinafter defined), other than, to the knowledge of Rio Bravo U.S., as would not require investigation or remediation under applicable Environmental Law (provided, however, that with respect to Real Properties formerly owned or operated by Rio Bravo U.S., such representation is limited to the period prior to the disposition of such Real Properties by Rio Bravo U.S. or one of its Subsidiaries); (iii) neither Rio Bravo U.S. nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or any third party alleging that Rio Bravo U.S. is in violation of, or liable under, any Environmental Law and none of Rio Bravo U.S., its Subsidiaries or the Real Properties are subject to any court order, administrative order or decree arising under any Environmental Law and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Real Properties during the time such Real Property was owned or operated by Rio Bravo U.S. or one of its Subsidiaries in violation of applicable Environmental Law or, to the knowledge of Rio Bravo U.S., to a site that is listed or proposed for listing on the National Priorities List or the CERCLIS List compiled pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act or to a site that is listed or proposed for listing pursuant to a state environmental remediation statute or that otherwise requires remediation under such laws.

(b) As used in this Agreement, "Environmental Law" means any applicable Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity, (i) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of Hazardous Substances, in each case as now in effect, but excluding in any case the Occupational Safety & Health Act and any other applicable law regulating workplace health or safety. As Used in this Agreement, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including, without limitation, petroleum products or fractions or derivatives thereof, or any substance containing any such substance as a component.

(c) Notwithstanding the generality of any other representation and warranty in this Agreement, with respect to the matters covered by this Section 3.14, (i) the representations and warranties contained in Sections 3.4, 3.6, 3.7 and 3.16 hereof and this Section 3.14 shall be deemed to be the sole and exclusive representations and warranties made by Rio Bravo U.S. concerning Environmental Matters, (ii) no other representation or warranty contained in this Agreement shall apply to any Environmental Matters (as hereinafter defined) and (iii) no other representation or warranty, express or implied, is being made with respect to Environmental Matters. As used in this Agreement, "Environmental Matters" shall mean any matter arising out of, relating to or resulting from contamination, protection of the environment, health or safety of humans, releases of Hazardous Substances into air, water vapor, surface water, groundwater, surface land, subsurface land, plant and animal life and any other natural resources, or resulting from the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release, or disposal of Hazardous Substances.

Section 3.15 Labor and Employment Matters.

(a) Except as otherwise disclosed: (i) there is no material labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of Rio Bravo U.S., threatened, against or affecting Rio Bravo U.S. or any of its Subsidiaries, and since inception there has not been any such action; (ii) no union claims to represent the employees of Rio Bravo U.S. or any of its Subsidiaries; (iii) neither Rio Bravo U.S. nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Rio Bravo U.S. or any of its Subsidiaries; (iv) none of the employees of Rio Bravo U.S. or any of its Subsidiaries is represented by any labor organization and Rio Bravo U.S. does not have any knowledge of any material current union organizing activities among the employees of Rio Bravo U.S. or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) there are no material written personnel policies, rules or procedures generally applicable to the employees of Rio Bravo U.S. or any of its Subsidiaries, other than those previously disclosed, true and correct copies of which have heretofore been delivered or made available or will be made available to Novamex; (vi) Rio Bravo U.S. and each of its Subsidiaries are, and have at all times been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and Rio Bravo U.S. and each of its Subsidiaries are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) there is no unfair labor practice charge or complaint against Rio Bravo U.S. or any of its Subsidiaries pending or, to the knowledge of Rio Bravo U.S., threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no material grievance arising out of any collective bargaining agreement or other grievance procedure against Rio Bravo U.S. or any of its Subsidiaries pending or, to the knowledge of Rio Bravo U.S., threatened; (ix) to the knowledge of Rio Bravo U.S., no material charges with respect to or relating to Rio Bravo U.S. or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency responsible for the prevention of unlawful employment practices; (x) neither Rio Bravo U.S. nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Rio Bravo U.S. or any of its Subsidiaries and, to the knowledge of Rio Bravo U.S., no such investigation is in progress; and (xi) there are no material complaints, lawsuits or other proceedings pending or, to the knowledge of Rio Bravo U.S., threatened in any forum by or on behalf of any present or former employee of Rio Bravo U.S. or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. In connection with the Merger, Novamex is not assuming liability or responsibility for any such violations, complaints, administrative actions by state or federal labor departments, or lawsuits.

(b) Since inception neither Rio Bravo U.S. nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Rio Bravo U.S. or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Rio Bravo U.S. or any of its Subsidiaries; nor has Rio Bravo U.S. or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as otherwise disclosed, none of Rio Bravo U.S.'s or any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date of this Agreement.

Section 3.16 Compliance with Laws.

(a) Each of Rio Bravo U.S. and its Subsidiaries is in compliance in all material respects with all material laws, statutes, orders, rules, regulations, ordinances and judgments of any Governmental Entity, holds all material Permits (as hereinafter defined) that are necessary to the conduct of its business or the ownership of its properties, and is in compliance in all material respects with each such Permit. As Used in this Agreement, "Permits" means, as to any person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Entities and all industry or other nongovernmental self-regulatory organizations that are issued to such person.

(b) Except as otherwise disclosed, since inception, none of Rio Bravo U.S. or any of its Subsidiaries has received any written or any other communication from any Governmental Entity asserting that Rio Bravo U.S. or any of its Subsidiaries is not in compliance in any material respect with any applicable material law or Permit.

Section 3.17 Affiliate Transactions. Rio Bravo U.S. has disclosed all material transactions since inception and all currently proposed material transactions between Rio Bravo U.S. or any of its Subsidiaries, on the one hand, and any current or former director or officer of Rio Bravo U.S. or any of its Subsidiaries or any such director's or officer's affiliates known as such to Rio Bravo U.S., or any entity known as such to Rio Bravo U.S., in which any such director, officer or affiliate has a direct or indirect material interest, other than standard employment agreements or arrangements and employee benefit plans.

Section 3.18 Brokers or Finders. Neither Rio Bravo U.S. nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.19 Takeover Statutes. To the knowledge of Rio Bravo U.S., no "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute, law, regulation or rule of any Governmental Entity (each a "Takeover Statute") is applicable to the transactions contemplated by this Agreement.

Article IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES

OF THE RIO BRAVO U.S. STOCKHOLDERS

Each of the Rio Bravo U.S. Stockholders, severally and not jointly, represents and warrants to Novamex as follows:

Section 4.1 Authority. Each Rio Bravo U.S. Stockholder has the requisite capacity to execute, deliver and perform his obligations under this Agreement, the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Rio Bravo U.S. Stockholder, and no other proceedings on the part of each Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Each Stockholder has approved the transactions contemplated hereby and has determined that such transactions are in the best interests of Rio Bravo U.S. and such Stockholder.

Section 4.2 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as set forth above, the execution, delivery or performance of this Agreement by each Stockholder, the consummation by each Stockholder of the transactions contemplated hereby and compliance by each Stockholder with any of the provisions hereof shall not (a) require any filing by such Stockholder or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by such Stockholder of any Governmental Entity, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of them or any of their properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to such Stockholder, except, in the case of clause (b) or (c), for violations, breaches or defaults which would not have a material adverse effect on the ability of such Stockholder to consummate the transactions contemplated hereby.

Section 4.3 Title to Shares. Schedule I sets forth the number of outstanding shares of Rio Bravo U.S. Common Stock owned by each Stockholder, and each Stockholder (i) owns such shares free and clear of any Liens and (ii) has full power, right and authority to exchange such shares pursuant to the terms of this Agreement.

Section 4.4 Investment Intention. Each Stockholder is acquiring the shares of Novamex Series A Preferred Stock issuable to such Stockholder pursuant to the terms of this Agreement for investment solely for such Stockholder's own account and not with a view to or for resale in connection with the distribution or other disposition thereof except for such which are permitted hereunder and under the Securities Act.

Section 4.5 Federal Securities Law Matters. Each Stockholder has been advised that (a) neither the sale nor the offer of the shares of Novamex Series A Preferred Stock issuable pursuant to the terms of this Agreement has been registered under the Securities Act, (b) such shares must be held and each Stockholder must continue to bear the economic risk of the investment in the shares of Novamex Series A Preferred Stock issuable to such Stockholder pursuant to the terms of this Agreement until such shares are subsequently registered under the Securities Act or an exemption from registration is available, (c) a restrictive legend in the form set forth in Section 1.14 hereof shall be placed on the certificates representing the shares of Novamex Series A Preferred Stock issuable pursuant to the terms of this Agreement and (d) appropriate stop-transfer instructions shall be issued by Rio Bravo U.S. to its stock transfer agent with respect to such shares; provided that such legend shall be removed and such stop-transfer instructions lifted when and as contemplated by Section 1.14 hereof.

Section 4.6 Access to Information. (a) Each Stockholder understands and is aware of all the risk factors related to an investment in the shares of Novamex Series A Preferred Stock issuable pursuant to the terms of this Agreement, (b) each Stockholder or its attorneys or advisors have carefully reviewed this Agreement and have been granted the opportunity to ask questions of, and receive answers from, representatives of Novamex concerning the terms and conditions of the investment in the shares of Novamex Series A Preferred Stock issuable pursuant to the terms of this Agreement and to obtain any additional information which such Stockholder deems necessary, (c) each Stockholder's knowledge and experience in financial and business matters is such that each Stockholder is capable of evaluating the risks of the investment in the shares of Novamex Series A Preferred Stock issuable pursuant to the terms of this Agreement and (d) in making its decision to approve the transactions contemplated hereby and to exchange its shares of Rio Bravo U.S. Common Stock for shares of Novamex Series A Preferred Stock pursuant to this Agreement, each Stockholder has relied upon the independent investigation made by such Stockholder and, to the extent believed by each Stockholder to be appropriate, such Stockholder's representatives, including such Stockholder's own professional, tax and other advisors.

Article V

REPRESENTATIONS AND WARRANTIES OF NOVAMEX

Novamex represents and warrants to Rio Bravo U.S. and the Rio Bravo U.S. Stockholders as follows:

Section 5.1 Organization. Each of Novamex and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Novamex Material Adverse Effect (as hereinafter defined). As Used in this Agreement, any reference to any event, change or effect having a "Novamex Material Adverse Effect" means such event, change or effect is, or is likely to be, materially adverse to (a) the business, properties, financial condition or results of operations of Novamex and its Subsidiaries, taken as a whole or (b) the ability of Novamex to consummate the transactions contemplated hereby.

Section 5.2 Authority. Each of Novamex and Merger Sub has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Novamex and Merger Sub and the consummation by Novamex and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Novamex and Merger Sub and no other corporate proceedings on the part of Novamex or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Novamex and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Novamex and Merger Sub, enforceable against Novamex and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the OTCQB market, filings under state securities or "blue sky" laws, and filings required under the corporation laws of the states of Texas and Nevada, the execution, delivery or performance of this Agreement by Novamex and Merger Sub, the consummation by Novamex and Merger Sub of the transactions contemplated hereby and compliance by Novamex and Merger Sub with any of the provisions hereof shall not (a) conflict with or result in any breach of any provision of the organizational documents of Novamex or Merger Sub, (b) require any filing by Novamex or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by Novamex or any of its Subsidiaries of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Novamex Material Adverse Effect), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Novamex or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Novamex or any of its Subsidiaries, except, in the case of clause (c) or (d), for violations, breaches, defaults, terminations, cancellations or accelerations which would not have a Novamex Material Adverse Effect.

Section 5.4 Brokers or Finders. Neither Novamex nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 5.5 Takeover Statutes. To the knowledge of Novamex, no Takeover Statute is applicable to the transactions contemplated by this Agreement.

Section 5.6 Legal Proceedings. Except as disclosed prior to the date hereof, (i) no litigation or investigation of which Novamex has knowledge or proceeding of or before any arbitrator or Governmental Entity has been commenced and is pending or, to the knowledge of Novamex, is threatened by or against Novamex or any of its Subsidiaries or against any of their respective properties or assets which would have, individually or in the aggregate, a Novamex Material Adverse Effect; and (ii) there are no judgments, injunctions, decrees, orders or other determinations of an arbitrator or Governmental Entity applicable to the Novamex or any of its Subsidiaries or any of their respective properties or assets which would have, individually or in the aggregate, a Novamex Material Adverse Effect.

Article VI

COVENANTS AND OTHER AGREEMENTS

Section 6.1 Conduct of Business. Except as contemplated by this Agreement or with the prior written consent of Novamex (which consent shall not be unreasonably withheld or delayed) during the period from the date of this Agreement to the Closing Date, Rio Bravo U.S. shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and shall use all reasonable efforts, and shall cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its material relationships with licensors, licensees, franchisors, franchisees, customers, suppliers, employees and any others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, or as disclosed in Section 6.1 of the Rio Bravo U.S. Disclosure Schedule, Rio Bravo U.S. shall not, and shall not permit any of its Subsidiaries to, prior to the Closing Date, without the prior written consent of Novamex (which consent shall not be unreasonably withheld or delayed):

(a) adopt any amendment to its certificate of formation or by-laws or comparable organizational documents;

(b) except for issuances of capital stock of Rio Bravo U.S.'s Subsidiaries to Rio Bravo U.S. or a wholly owned Subsidiary of Rio Bravo U.S., issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of additional shares of capital stock of any class, or any securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities, or capital stock;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of Rio Bravo U.S. may pay dividends to Rio Bravo U.S. or any of Rio Bravo U.S.'s other wholly owned Subsidiaries;

(d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities (other than as permitted by Section 6.1(f) hereof);

(e) (i) sell, lease, transfer or dispose of any material assets or rights, (ii) permit any asset to suffer any Lien thereupon, except for any such Liens existing on the date hereof and for Permitted Liens, or (iii) acquire any material assets or rights, unless in the case of clauses (i), (ii) and (iii) of this Section 6.1(e), (A) in the ordinary course of business consistent with past practice or (B) pursuant to obligations in effect on the date hereof;

(f) (i) incur, assume or refinance any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for any Guarantee Obligations of any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person, unless in the case of clauses (i), (ii) and (iii) of this Section 6.1(f), (A) in the ordinary course of business consistent with past practice or (B) pursuant to obligations in effect on the date hereof;

(g) pay, discharge or satisfy any liability, obligation, or Lien (absolute, accrued, asserted or unasserted, contingent or otherwise) of Rio Bravo U.S. or any of its Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of claims, liabilities or obligations of Rio Bravo U.S. or its Subsidiaries (i) reflected or reserved against the Balance Sheet or (ii) incurred in the ordinary course of business since the date of the Balance Sheet;

(h) change any of the accounting or tax principles, practices or methods used by Rio Bravo U.S. (except as required by GAAP or applicable law);

(i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal salary or wage increases in the ordinary course of business and consistent with past practice), enter into or amend any employment, severance, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, agents or consultants (other than routine advances in the ordinary course of business and consistent with past practice), whether contingent on consummation of the transactions contemplated hereby or otherwise;

(j) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any employees of Rio Bravo U.S. or any of its Subsidiaries of any amount relating to unused vacation days, except in the ordinary course of business and consistent with past practice or as permitted by this Agreement;

(k) make or authorize any capital expenditures except in the ordinary course consistent with past practice;

(l) settle or compromise any material Tax liability;

(m) (i) enter into, amend or terminate early any material Contract, except in the ordinary course of business consistent with past practice, or (ii) knowingly take any action or fail to take any action that, with or without either notice or lapse of time, would constitute a material default under any material contract;

(n) make any payments, loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, the Stockholders, their affiliates, associates or family members (other than compensation payable and routine advances in the ordinary course of business and consistent with past practice to Stockholders who are also employees or consultants);

(o) make any change in its accounts payable practices generally;

(p) terminate or amend or fail to perform any of its obligations or permit any material default to exist or cause any material breach under, or enter into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

(q) dispose of or permit to lapse any Intellectual Property;

(r) modify, amend or enter into any collective bargaining agreement;

(s) file any income Tax Return or pay any income Tax shown to be due thereon or make any material elections with respect to Taxes with respect to such Tax Returns; or

(t) take, or agree in writing or otherwise to take, any of the foregoing actions.

Section 6.2 No Solicitation. Unless and until this Agreement is terminated in accordance with its terms, neither Rio Bravo U.S. nor the Rio Bravo U.S. Stockholders shall, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about Rio Bravo U.S. that is not publicly available to, or otherwise assist, facilitate or encourage, any entity, person or group (other than Novamex, an affiliate of Novamex or their authorized representatives) concerning any proposal for a merger, sale of material assets, sale of any shares of capital stock or rights to acquire any shares of capital stock, recapitalization or other business combination transaction involving Rio Bravo U.S. or any of its Subsidiaries (a "Competing Transaction"). Rio Bravo U.S. and the Rio Bravo U.S. Stockholders shall instruct the respective officers, directors, employees, advisors, affiliates, counsel and agents (collectively, "Representatives") of Rio Bravo U.S. and its Subsidiaries not to take any action contrary to the provisions of the previous sentence. Rio Bravo U.S. shall notify Novamex immediately in writing if Rio Bravo U.S. becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, Rio Bravo U.S. or its Subsidiaries with respect to a Competing Transaction.

Section 6.3 Access. From the date of this Agreement until the Closing Date (or the termination of this Agreement), Rio Bravo U.S. shall (and shall cause each of its Subsidiaries to) afford to Novamex and its Representatives reasonable access, upon reasonable notice during normal business hours, to all its properties, books, contracts, commitments, personnel and records and shall (and shall cause each of its Subsidiaries to) furnish promptly to Novamex all information concerning its business, properties and personnel as may reasonably be requested. All such information as may be furnished by or on behalf of Rio Bravo U.S. or any of its Subsidiaries to Novamex or its Representatives pursuant to this Section 6.3 shall be and remain confidential. No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.4 Notification of Certain Matters. Each of Rio Bravo U.S. and Novamex shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any event or change or impending occurrence of any event or change of which it has knowledge and which has resulted, or which, insofar as can reasonably be foreseen, is likely to result, in any of the conditions to the transactions contemplated hereby set forth in Article VII hereof not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.5 Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the preparation and filing of all applicable forms under applicable laws, (ii) such actions as may be required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of Novamex Series A Preferred Stock and contemplated hereby, (iii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite consents, approvals, authorizations or orders of any Governmental Entity or third party and (iv) the satisfaction of all conditions to the Closing.

(b) Each party shall promptly consult with the other with respect to and provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement (except personal information with respect to officers and directors). Each party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Novamex to enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Novamex to hold separate or divest, or to restrict the dominion or control of Novamex or any of its affiliates over any other business of Novamex, its affiliates or Rio Bravo U.S. and its Subsidiaries. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the Closing.

Section 6.6 Disclosure Supplements. Prior to the Closing, Rio Bravo U.S. shall supplement or amend previous Rio Bravo U.S. disclosures with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in such schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty which has been rendered inaccurate thereby; provided, however, that no such supplement or amendment shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement.

Section 6.7 Publicity. The initial press release relating to this Agreement shall be a joint press release and, thereafter, Rio Bravo U.S. and Novamex shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement.

Section 6.8 Benefits; Continuing Employees. For at least two (2) years following the Closing Date, Novamex will cause Rio Bravo U.S. to continue to provide each employee of Rio Bravo U.S. and its Subsidiaries who remains an employee of Rio Bravo U.S. and its Subsidiaries (the "Affected Employees") with such salary, pension and other employee benefits as are provided by Rio Bravo U.S. and its Subsidiaries immediately prior to the Closing Date, except that Novamex may substitute benefits under its bonus plan, if any, and the Novamex Stock Plans, if any, for those currently provided under the Rio Bravo U.S.'s bonus and long-term incentive plans. At any time that Affected Employees become entitled to participate in a Novamex Plan (as hereinafter defined) Novamex shall cause the Affected Employees to receive the same service credit with Novamex and its Subsidiaries as each such Affected Employee previously earned up to such time for purposes of determining the Affected Employee's eligibility to participate in, vesting under, benefit accrual under, eligibility for early distribution of benefits from and eligibility for early retirement or any subsidized benefit provided for in any employee benefit plan, practice or policy established, maintained or contributed to by Novamex (a "Novamex Plan") in which such Affected Employee is eligible to participate and shall where appropriate cause each Novamex Plan to reflect the foregoing requirement; provided, however, that any determination as to whether an Affected Employee is eligible to participate in a Novamex Plan instead of a Rio Bravo U.S. plan shall be solely in Novamex's discretion. Novamex shall, or shall cause Rio Bravo U.S. to, use its best efforts to cause the plan provider to, waive any pre-existing condition exclusions under any Novamex Plan under which Affected Employees become covered on and after the Closing Date, other than any such exclusions that were not waived under the comparable plan of Rio Bravo U.S. prior to the Closing Date. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any Novamex Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA (a "Successor Welfare Plan") in which such Affected Employee is eligible to participate (provided, however, that any determination as to whether an Affected Employee is eligible to participate in a Novamex Plan instead of a Rio Bravo U.S. plan shall be solely in Novamex's discretion), Novamex shall use its best efforts to ensure that expenses and claims previously recognized for similar purposes under plans of Rio Bravo U.S. or any of its Subsidiaries providing similar benefits prior to the Closing Date shall be credited or recognized under the applicable Successor Welfare Plan.

Section 6.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of the Stockholders, Rio Bravo U.S. and Novamex and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to act to eliminate or minimize the effects of any such Takeover Statute on any of the transactions contemplated by this Agreement.

Section 6.10 Certain Actions. Each of the parties hereto shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to their respective obligations to consummate the transactions contemplated hereby set forth in Article VII not being satisfied.

Section 6.11 Indemnification; Insurance.

(a) Rio Bravo U.S. shall, and, from and after the Closing Date, Novamex and Rio Bravo U.S. shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing Date, an officer or director of Rio Bravo U.S. or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Rio Bravo U.S. or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby or thereby, in each case to the full extent a corporation is permitted under Nevada or Texas law (notwithstanding the By-laws of Rio Bravo U.S. or Novamex) to indemnify its own directors, officers and employees, as the case may be (and Rio Bravo U.S. or Novamex, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Closing Date), (i) the Indemnified Parties shall give prompt notice of such to Novamex and Rio Bravo U.S. describing such claim in reasonable detail, (ii) Novamex (or, as the case may be, Rio Bravo U.S.) shall have the right to assume the defense of such claim at its expense by giving written notice to the Indemnified Party, (iii) the Indemnified Party may participate, at its own expense, in the defense of any such claim as to which Novamex (or Rio Bravo U.S.) has elected to assume the defense, with counsel of its own choosing or in the event Novamex (or Rio Bravo U.S.) does not elect to assume the defense of such claim the Indemnified Party may retain counsel to defend such claim with the consent of Novamex (or Rio Bravo U.S.) which consent may not be unreasonably withheld or delayed, (iv) in the event Novamex (or Rio Bravo U.S.) does not elect to assume the defense of such claim, Rio Bravo U.S. (or, after the Closing Date, Novamex and Rio Bravo U.S.) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (A) neither Rio Bravo U.S. nor Novamex shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld and (B) the foregoing indemnity shall not extend to claims by Novamex against any of the Indemnified Parties pursuant to Article IX. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Rio Bravo U.S. and Novamex (but the failure so to notify shall not relieve Rio Bravo U.S. or Novamex from any liability which it may have under this Section 6.11, except to the extent such failure materially prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two (2) or more Indemnified Parties. The provisions of the Certificate of Formation and the By-laws of Rio Bravo U.S. with respect to indemnification and exculpation from liability shall not be amended, repealed or otherwise modified for a period of two (2) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors or officers of Rio Bravo U.S., unless such modification is required by law.

(b) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.12 Further Assurances. In the event that at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Stockholders and the proper officers and/or directors of Rio Bravo U.S. and Novamex shall take such necessary action.

Section 6.13 Escrow Agreement. For the purpose of securing the Rio Bravo U.S. Stockholders' indemnity obligations pursuant to Article IX hereof, at the Closing, Novamex and the Rio Bravo U.S. Stockholders will enter into a mutually satisfactory escrow agreement (the "Escrow Agreement"), embodying the terms set forth in Article IX hereof, with an escrow agent (the "Escrow Agent") selected by Novamex and reasonably satisfactory to the Stockholders.

Article VII

CONDITIONS

Section 7.1 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligation of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions or Restraints. (i) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or materially restricting the consummation of the transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted) and (ii) no action by any Governmental Entity shall be pending seeking to prevent or materially restrict the consummation of the transactions contemplated hereby; provided, however, that the conditions set forth in the preceding clause (ii) shall not be a condition to Novamex's obligations unless Novamex has complied in all material respects with the provisions of Section 6.5 hereof.

(b) Regulatory Approvals. (i) All authorizations, consents, orders or approvals of those Governmental Entities listed in Section 7.1(b) of the Rio Bravo U.S. Disclosure Schedule shall have been obtained and (ii) all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to be obtained, made or occurred would have a Rio Bravo U.S. Material Adverse Effect or a Novamex Material Adverse Effect, shall have been obtained, made or occurred; provided, however, that the condition set forth in the preceding clause (ii) shall not be a condition to Novamex's obligations unless Novamex has complied in all material respects with the provisions of Section 6.5 hereof. Novamex shall have received all authorizations necessary to issue or cause the issuance of the Novamex Series A Preferred Stock pursuant to this Agreement.

(c) Third-Party Consents. All consents of third parties shall have been obtained on terms reasonably acceptable to Novamex.

Section 7.2 Conditions to Obligation of Novamex. The obligation of Novamex to effect the transactions contemplated hereby are also subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions unless waived by Novamex:

(a) Representations and Warranties. The representations and warranties of Rio Bravo U.S. and the Rio Bravo Stockholders set forth in this Agreement (i) that are qualified as to materiality shall be true, complete and correct in all respects and (ii) that are not so qualified shall be true, complete and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date) and, in each case except for changes expressly permitted by this Agreement.

(b) Performance of Obligations. Rio Bravo U.S. and the Stockholders shall have performed in all material respects all obligations required to be performed by it and them under this Agreement at or prior to the Closing Date.

(c) Closing Deliverables. Novamex shall have received the closing deliverables set forth in Section 2.1(a).

(d) No Material Adverse Change. No change or development, or combination of changes or developments, shall have occurred which would have a Rio Bravo U.S. Material Adverse Effect.

(e) No Material Judgments or Claims. (i) No judgment shall have been entered against Rio Bravo U.S. or any of its Subsidiaries in respect of a claim for personal injury and/or property damage the uninsured portion of which exceeds by more than $10,000 and (ii) no claim for personal injury and/or property damage shall have been asserted against Rio Bravo U.S. or any of its Subsidiaries which is not frivolous and with respect to which the uninsured portion of any damages which can reasonably be expected to be recovered exceeds $10,000.

(f) Satisfactory Due Diligence. Novamex shall be satisfied with the results of its due diligence examination of Rio Bravo U.S., including but not limited to the results of any and all financial, technical, and legal audits of Rio Bravo U.S., and such due diligence period shall last, at Novamex’s discretion for a period of up to sixty (60) days following the execution of this Agreement.

Section 7.3 Conditions to Obligation of the Stockholders. The obligation of the Stockholders to consummate the transactions contemplated hereby is also subject to the satisfaction of the following additional conditions, on or prior to the Closing Date, unless waived by the Stockholders' Representative (as hereinafter defined):

(a) Representations and Warranties. The representations and warranties of Novamex set forth in this Agreement (i) that are qualified as to materiality shall be true, complete and correct in all respects and (ii) that are not so qualified shall be true, complete and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date).

(b) Performance of Obligations of Novamex. Novamex shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Deliverables. The Stockholders shall have received the closing deliverables set forth in Section 2.1(b).

(d) No Material Adverse Change. No change or development, or combination of changes or developments, shall have occurred which would have a Novamex Material Adverse Effect.

Article VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Novamex and the Rio Bravo U.S. Stockholders;

(b) by either Novamex or the Rio Bravo U.S. Stockholders, if the transactions contemplated hereby shall not have been consummated before June 30, 2015 (unless the failure to so consummate the transactions contemplated hereby by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

(c) by either Novamex or the Rio Bravo U.S. Stockholders, if any preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby is entered and such preliminary or permanent injunction or other order is final and nonappealable (provided that Novamex shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) unless Novamex has complied in all material respects with the provisions of Section 6.5 hereof);

(d) by Novamex, if there has been a breach on the part of Rio Bravo U.S. or the Rio Bravo U.S. Stockholders in any of the representations, warranties or covenants of Rio Bravo U.S. and/or the Rio Bravo U.S. Stockholders set forth herein, or any failure on the part of Rio Bravo U.S. and/or the Rio Bravo U.S. Stockholders to comply with its or their obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Section 7.1 or 7.2 hereof could not be satisfied prior to the termination date contemplated by Section 8.1(b) hereof; or

(e) by the Rio Bravo U.S. Stockholders, if there has been a breach on the part of Novamex in any of the representations, warranties or covenants of Novamex set forth herein, or any failure on the part of Novamex to comply with its obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Section 7.1 or 7.3 hereof could not be satisfied prior to the termination date contemplated by Section 8.1(b) hereof.

Section 8.2 Effect of Termination. In the event of a termination of this Agreement by either the Stockholders or Novamex as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Novamex or the Rio Bravo U.S. Stockholders or their affiliates or respective officers or directors; provided, however, that any such termination shall not relieve any party from liability for willful breach of this Agreement.

Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors, in the case of Novamex, Merger Sub and Rio Bravo U.S., and by the Rio Bravo U.S. Stockholders. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

Section 8.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, in the case of Novamex, Merger Sub and Rio Bravo U.S., and by the Rio Bravo U.S. Stockholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Article IX

INDEMNIFICATION

Section 9.1 Agreement by Rio Bravo U.S. Stockholders to Indemnify. Subject to the terms and conditions of this Article IX, each Rio Bravo U.S. Stockholder jointly and severally agrees, from and after the Closing, to indemnify, defend and hold Novamex and its affiliates and Subsidiaries (including Rio Bravo U.S. and its Subsidiaries from and after the Closing Date) (collectively, the "Novamex Group") harmless from and against the Indemnifiable Damages (as hereinafter defined).

(a) As used in this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, fines, penalties, liabilities and damages (including, without limitation, related attorneys’ fees and expenses) actually incurred or suffered by any member of the Novamex Group, to the extent resulting from or arising out of any inaccuracy in any representation or warranty (without regard to any "Rio Bravo U.S. Material Adverse Effect" qualifications contained therein other than that set forth in the first sentence of Section 3.8 hereof) made by Rio Bravo U.S. or the Rio Bravo U.S. Stockholders in or pursuant to this Agreement. Indemnifiable Damages shall not be deemed to have been sustained solely by reason of Rio Bravo U.S.'s failure to list in any section of the Rio Bravo U.S. Disclosure Schedule any matter required to be listed therein.

(b) Each of the representations and warranties made by Rio Bravo U.S. and each Rio Bravo U.S. Stockholder in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date and, upon expiration of such one-year period, such representations and warranties shall expire. No claim for the recovery of Indemnifiable Damages may be asserted by Novamex against the Rio Bravo U.S. Stockholders after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted in accordance with the notice requirements of Section 9.2(a) hereof within such one-year period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by Novamex or its Representatives by investigation, Novamex shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.

(c) Notwithstanding anything to the contrary in this Section 9.1, (i) the Rio Bravo U.S. Stockholders shall not be liable to Novamex with respect to any claim for Indemnifiable Damages (other than with respect to claims relating to Environmental Matters which are covered by clause (ii) below) ("Non-Environmental Matters") unless and only to the extent that all Indemnifiable Damages relating to Non-Environmental Matters incurred by the Novamex Group exceed an aggregate of $25,000 (it being the intention of the parties that such amount be a deductible against the Indemnifiable Damages relating to Non-Environmental Matters for which the Rio Bravo U.S. Stockholders otherwise would be liable), (ii) the Rio Bravo U.S. Stockholders shall indemnify the Novamex Group against all claims for Indemnifiable Damages relating to Environmental Matters (without regard to any exceptions set forth in Section 3.14 of the Rio Bravo U.S. Disclosure Schedule other than those relating to underground storage tank replacement or retrofitting) and the Rio Bravo U.S. Stockholders shall not be liable to Novamex with respect to any claim for Indemnifiable Damages relating to Environmental Matters unless and only to the extent that all Indemnifiable Damages with respect to Environmental Matters incurred by the Novamex Group exceed an aggregate of $25,000 (it being the intention of the parties that the Rio Bravo U.S. Stockholders shall have a separate deductible for claims relating to Environmental Matters in such amount) and (iii) each Stockholder's obligation to pay Indemnifiable Damages to Novamex with respect to all matters shall be limited in the aggregate to such Stockholder's pro rata portion of the Escrowed Consideration.

(d) For purposes of satisfying any claim for Indemnifiable Damages made by Novamex or otherwise valuing the Escrowed Consideration pursuant to this Article IX, the shares of Novamex Series A Preferred Stock shall be valued at $1.00 per share (subject to any adjustment required or that would have been required by Section 1.4 hereof).

Section 9.2 Conditions of Indemnification. The Stockholders' obligations to indemnify and hold the Novamex Group harmless against Indemnifiable Damages are subject to the following terms and conditions:

(a) If Novamex has a reasonable good faith basis for asserting a claim for Indemnifiable Damages, it shall give prompt written notice to the Escrow Agent, with a copy to the Rio Bravo U.S. Stockholders, of such claim (an "Indemnification Notice"). The Indemnification Notice shall briefly set forth the basis of the claim and the amount thereof (or, if not then determinable by Novamex, a reasonable good faith estimate of the amount thereof) in reasonable detail to permit the Rio Bravo U.S. Stockholders to evaluate such claim.

(b) The obligations of the Escrow Agent are governed exclusively by the Escrow Agreement, and nothing herein shall be effective to amend or supplement the terms and provisions of the Escrow Agreement. Without limiting the generality of the foregoing, the Escrow Agreement sets forth the conditions under which the Escrow Agent will release all or part of the Escrowed Consideration to Novamex or the Stockholders.

(c) The claim shall be deemed to have resulted in a determination in favor of Novamex, in an amount equal to the amount of such claim estimated by Novamex pursuant to paragraph (a) above, on the 30th day after Novamex gives the Escrow Agent and the Rio Bravo U.S. Stockholders the Indemnification Notice with respect to such claim in accordance with paragraph (a) above, unless prior thereto Novamex has received notice from the Rio Bravo U.S. Stockholders that the Rio Bravo U.S. Stockholders have a reasonable good faith basis for disputing the claim (a "Dispute Notice").

Section 9.3 Settlement of Disputes. If the Rio Bravo U.S. Stockholders deliver a Dispute Notice in compliance with Section 9.2(c) hereof, the parties shall follow the procedures set forth below:

(a) Promptly following receipt by Novamex of a Dispute Notice, the parties shall hold a meeting (the "Initial Meeting"), attended by persons with decision-making authority for each party, regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting, or any statements made or documents exchanged by the parties at such meeting, shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

(b) If, within thirty (30) days after the Initial Meeting or such longer period as the parties may agree, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall submit the dispute to mediation in accordance with the then-current CPR Model Mediation Procedure for Business Disputes published by the CPR Institute for Dispute Resolution (the "CPR"). In connection with such mediation, the parties shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period. The parties shall bear equally the out-of-pocket costs payable to third parties of the mediation; provided, however, that costs payable by a party to its advisors and other representatives, including its attorneys and any experts or consultants retained on its behalf, shall be borne solely by such party. Such mediation shall be held in the State of Texas unless the parties agree otherwise.

(c) The parties shall participate in good faith in the mediation and negotiations related thereto for a period of no more than thirty (30) days from the date a mediator is appointed, unless the parties agree to extend such period. If the parties are not successful in resolving the dispute through the mediation, then any party may institute legal proceedings to adjudicate such dispute.

(d) The resolution of any dispute shall be evidenced by appropriate instructions in writing to the Escrow Agent signed by Novamex and the Rio Bravo U.S. Stockholders or by a final judgment, order or decree of the United States District Court for the Southern District of Texas or a court of competent jurisdiction of the State of Texas (the time for appeal therefrom having expired and no appeal having been perfected).

Section 9.4 Voting of and Dividends on the Escrowed Consideration. All shares of Novamex Series A Preferred Stock included in the Escrowed Consideration shall be deemed to be owned by the Rio Bravo U.S. Stockholders in accordance with their pro rata portion of such shares and the Rio Bravo U.S. Stockholders shall be entitled to vote the same; provided, however, that there shall also be deposited in escrow and held by the Escrow Agent as part of the Escrowed Consideration, subject to the terms of this Article IX, all shares of Novamex Series A Preferred Stock issued to the Rio Bravo U.S. Stockholders as a result of any stock dividend or stock split with respect to the Escrowed Consideration. Any cash dividends or distributions on the shares of Novamex Series A Preferred Stock shall be delivered to and held by the Escrow Agent as part of the Escrowed Consideration.

Section 9.5 Third-Party Claims. Notwithstanding anything to the contrary in this Article IX, the obligations and liabilities of the Rio Bravo U.S. Stockholders to indemnify the Novamex Group with respect to claims made by third parties shall be subject to the following terms and conditions:

(a) Novamex will give the Rio Bravo U.S. Stockholders prompt notice of any such claim in compliance with the requirements of Section 9.2(a) hereof, and the Rio Bravo U.S. Stockholders shall have the right to undertake the defense thereof by counsel chosen by them who shall be reasonably acceptable to Novamex, in which event, the expenses incurred in the defense of such claim shall be charged against the Escrowed Consideration;

(b) If the Rio Bravo U.S. Stockholders, within a reasonable time after notice of any such third-party claim, fail to defend Novamex or any member of the Novamex Group against which such claim has been asserted, Novamex shall (upon further notice to the Rio Bravo U.S. Stockholders) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Stockholders;

(c) Anything in this Section 9.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a third-party claim may materially and adversely affect Novamex or another member of the Novamex Group other than as a result of money damages or other money payments, Novamex shall have the right, at its own cost and expense, to defend, compromise or settle such claim; provided, however, that if such claim is settled without the written consent of the Rio Bravo U.S. Stockholders (which consent shall not be unreasonably withheld) Novamex or such member of the Novamex Group shall be deemed to have waived all rights hereunder against the Rio Bravo U.S. Stockholders for money damages arising out of such claim, and (ii) the Rio Bravo U.S. Stockholders shall not, without the written consent of Novamex, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Novamex and/or such member of the Novamex Group a release from all liability in respect to such claim; and

(d) Novamex and the Rio Bravo U.S. Stockholders each will use its reasonable best efforts to keep the other apprised of material developments with respect to any third-party claim it is handling in accordance with the provisions of this Section 9.5.

Section 9.6 Remedies Exclusive. The remedies provided herein shall be exclusive and the liability of the Rio Bravo U.S. Stockholders to indemnify the Novamex Group for Indemnifiable Damages shall be limited to the Escrowed Consideration, Novamex having agreed to waive (on behalf of itself and all other members of the Novamex Group) any rights it (or they) may otherwise have had to proceed against the Rio Bravo U.S. Stockholders or their successors or assigns or any of their other assets for the satisfaction of such right to indemnity. In addition, from and after the Closing Date, the Rio Bravo U.S. Stockholders will have no liability to Novamex or to any other member of the Novamex Group arising out of or relating to any breach of any of the covenants or agreements made by Rio Bravo U.S. or the Rio Bravo U.S. Stockholders in this Agreement other than to the extent any such breach gives rise to Indemnifiable Damages.

Section 9.7 Adjustments to Aggregate Consideration. All payments for Indemnifiable Damages made pursuant to this Article IX shall be treated as adjustments to the Merger Consideration payable pursuant to Section 1.3 hereof.

Section 9.8 Contribution. The Rio Bravo U.S. Stockholders agree among themselves that with respect to their indemnity obligations pursuant to this Article IX, each Rio Bravo U.S. Stockholder shall be responsible for the portion of such obligation which corresponds to such Rio Bravo U.S. Stockholder's percentage ownership of Rio Bravo U.S. Common Stock immediately prior to the Closing Date. In the event that any Rio Bravo U.S. Stockholder pays more than its proportionate share, as described in the preceding sentence, such Rio Bravo U.S. Stockholder shall be entitled to contribution from the other Rio Bravo U.S. Stockholders who have not paid their proportionate share, so that each Rio Bravo U.S. Stockholder, in effect, will have paid such Rio Bravo U.S. Stockholder's proportionate share hereunder. The foregoing notwithstanding, each Rio Bravo U.S. Stockholder shall be solely responsible for any breach of a representation and warranty relating to such Rio Bravo U.S. Stockholder or such Rio Bravo U.S. Stockholder's ownership of shares of Rio Bravo U.S. Common Stock and shall indemnify the other Rio Bravo U.S. Stockholders with respect to any such breach by such Stockholder.

Article X

MISCELLANEOUS

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by facsimile (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Novamex, to:

Novamex Energy Inc.

1610 Woodstead Court, Suite 330

The Woodlands, Texas 77380

Facsimile: 832-585-0427

Attn: Chief Executive Officer

(b) if to Rio Bravo U.S. or to the Stockholders, to:

Rio Bravo Oilfield Services, Inc.

1610 Woodstead Court, Suite 330

The Woodlands, Texas 77380

Facsimile: 832-585-0427

Attn: Chief Executive Officer

Gordon Payne

1610 Woodstead Court, Suite 330

The Woodlands, Texas 77380

Facsimile: 832-585-0427

Jackson Payne

1610 Woodstead Court, Suite 330

The Woodlands, Texas 77380

Facsimile: 832-585-0427

Coleman Payne

1610 Woodstead Court, Suite 330

The Woodlands, Texas 77380

Facsimile: 832-585-0427

Section 10.2 Rio Bravo U.S. Stockholders. Any action taken by the Rio Bravo U.S. Stockholders with respect to all matters under this Agreement, including receiving notices hereunder, entering into any amendment or modification hereof or resolving any dispute hereunder, shall require the unanimous consent or approval of the Rio Bravo U.S. Stockholders.

Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The word "knowledge" of or with respect to Rio Bravo U.S. or the Stockholders shall mean the actual knowledge of Gordon Payne, Jackson Payne, and Coleman Payne; and the words "know", "known" and like terms with respect to the Rio Bravo U.S. or the Stockholders shall have correlative meanings.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.11 hereof, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

Section 10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to any applicable conflicts of law principles, except to the extent that the NRS applies.

Section 10.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without the requirement of the posting of any bond or other security), in addition to any other remedy at law or equity.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect original intent of the parties.

Section 10.10 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Novamex, if incurred by Novamex, or any of its affiliates (other than Rio Bravo U.S. and its Subsidiaries), or by Rio Bravo U.S., if incurred by Rio Bravo U.S., its Subsidiaries, or the Rio Bravo U.S. Stockholders.

Section 10.11 Jurisdiction. Subject to Section 9.3 hereof, each of the Rio Bravo U.S. Stockholders, Rio Bravo U.S., Novamex and Merger Sub hereby (i) consents to be subject to jurisdiction of the United States District Court for the Southern District of Texas and the jurisdiction of the courts of the State of Texas in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the Southern District of Texas or the courts of the State of Texas, (iv) irrevocably waives (A) any objection that it may have or hereafter have to the laying of venue of any such suit, action or proceeding in such court and (B) any claim that any such suit, action or proceeding in any such court has been brought in an inconvenient forum and (v) irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 10.1 hereof.

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of the parties hereto as of the date first written above.

NOVAMEX ENERGY INC.,

A Nevada Corporation

By: /s/ Stephen Bargo

Name: Stephen Bargo

Title: Chief Executive Officer

NOVAMEX ACQUISITION, INC.,

A Nevada Corporation

By: /s/ Stephen Bargo

Name: Stephen Bargo

Title: Chief Executive Officer

RIO BRAVO OILFIELD SERVICES, INC.,

A Texas Corporation

By: /s/ Gordon Payne

Name: Gordon Payne

Title: Chief Executive Officer

and President

RIO BRAVO U.S.

STOCKHOLDERS

/s/ Gordon Payne

GORDON PAYNE

/s/ Jackson Payne

JACKSON PAYNE

/s/ Coleman Payne

COLEMAN PAYNE

SCHEDULE I

Stockholder	Rio Bravo U.S. Shares Owned	Novamex Series A Preferred Stock (at Closing)	Novamex Series A Preferred Stock (in Escrow)
Gordon Payne Jackson Payne Coleman Payne	366.67 366.66 366.66	2,833,360 2,833,320 2,833,320	666,674 666,663 666,663
Total	1100	8,500,000	2,000,000